EXHIBIT 99.1

TranSwitch Corporation Announces
First Quarter 2008 Financial Results

Q2 Revenue Guidance is up 11% over Q1

SHELTON, CT – May 6, 2008 ─ TranSwitch Corporation (NASDAQ: TXCC) today announced that it posted first quarter 2008 net revenues of approximately $7.5 million and a net loss of ($5.5) million, or ($0.04) per basic and diluted common share as was previously guided. This compares to first quarter 2007 net revenues of approximately $9.3 million and a net loss of ($5.2) million, or ($0.04) per basic and diluted common share.

During the first quarter of 2008, the Company reported a gross profit of $4.4 million or a gross margin of 64% on product revenues. The gross margin for TranSwitch’s core product business was approximately 74%. In the first quarter of 2008, new and legacy products represented 67% and 33%, respectively, of total net product revenues.

“We are very encouraged by our first quarter results as we saw positive trends as we moved through the quarter. We saw strength in Asia including China, Korea, and Japan. We also saw strength in ordering from Southern Europe, Scandinavia, Eastern Europe, Israel, and North America. As the year progresses, growth of revenue in the UK and India should add to this strength. We believe that there is a common thread in that some of the infrastructure upgrades we had discussed previously are finally showing signs of ramping,” commented Dr. Santanu Das, President and CEO of TranSwitch Corporation.

“While the telecommunications industry is still in the process of recovery, we believe that the fourth quarter of 2007 represented the trough for the industry as well as for TranSwitch. Our first quarter 2008 results and our current order position confirm this earlier observation, and we have positive anticipation for the balance of 2008,” continued Dr. Das.

“We have been designed into platforms of some of the leading equipment vendors who have contracts with the major carriers in countries such as China, India, Korea, the United Kingdom, and the United States. While the aforementioned platforms have been slow to ramp, we believe that our first quarter results and current order book show signs that a few platforms are beginning to ramp. We are also enthused by the fact that TranSwitch has not only maintained its position with key system vendors, but also has gained further traction,” continued Dr. Das.

“Based on our current order position, we are projecting our second quarter 2008 revenue to be around $8.3 million, an increase of 11% over our Q1 results. Our second quarter 2008 net loss is estimated to be roughly $(0.03) per basic and diluted common share,” stated Dr. Das.

“TranSwitch has responded to the challenges stemming from the turmoil in the telecommunications industry by working intimately with a select set of equipment vendors in a collaborative fashion to ensure that our products fit the needs of the converging wireline/wireless networks. In addition, we have been diversifying into new market segments, such as video transport / processing. Our HDMI initiative is the beginning of this diversification process. Based on the results of our HDMI 1.3 prototype testing, we believe that the customer sampling of this product line will commence shortly. This HDMI initiative is based on technology that we gained through the acquisition of Mysticom, Ltd. in 2006, and we believe it is second-to-none in performance, flexibility, backward-compatibility, and programmability,” continued Dr. Das.

“Our ASIC Design Center acquisition last year represented another diversifying move, and we are pleased with the fact that this business started the year with very strong bookings. The business of this group is quite diversified and it has recently gained additional strength from the telecommunications business. We believe that this strength will continue through the year complementing growth drivers that we see in our standard product business,” concluded Dr. Das.

Additional details on TranSwitch’s first quarter results will be discussed during a conference call regarding this announcement today at 5:30 pm eastern time. To listen to the live call, investors can dial 719-325-4839 and reference confirmation code: 2464754. The call will be recorded and a replay will be available two hours after the conclusion of the live broadcast through May 16, 2008. To access the replay, dial 719-457-0820 and enter confirmation code: 2464754. Investors can also access an audio webcast via www.vcall.com by clicking on the TranSwitch Corporation conference call link. This audio webcast will also be available on a replay basis for 10 business days.

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management's expectations for future financial results and the markets for TranSwitch's products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks relating to TranSwitch's indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

For more information contact:
Robert A. Bosi
Chief Financial Officer
Phone: 203.929.8810 ext. 2465

TranSwitch Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2008	2007
Net revenues:
Product revenues	$6,894	$8,938
Service revenues	626	348
Total net revenues	7,520	9,286
Cost of revenues:
Cost of product revenues	2,475	2,904
Cost of service revenues	460	261
Total cost of revenues	2,935	3,165
Gross profit	4,585	6,121

Operating expenses:
Research and development	5,549	6,119
Marketing and sales	2,127	2,802
General and administrative	1,563	1,445
Restructuring charge and asset impairments	248	700
Total operating expenses	9,487	11,066
Operating loss (Note 1)	(4,902)	(4,945)
Other income (expense):
Change in fair value of derivative liability	(24)	109
Other expense	(214)	—
Interest income (expense):
Interest income	295	693
Interest expense	(494)	(995)
Interest expense, net	(199)	(302)
Total other expense, net	(437)	(193)
Loss before income taxes	(5,339)	(5,138)
Income taxes	155	78
Net loss	$(5,494)	$(5,216)

Basic and diluted net loss per common share:	$(0.04)	$(0.04)
Basic and diluted average common shares outstanding	133,194	131,605

Note 1: Stock-based compensation expense included in cost of revenues and operating expenses is as follows:
Cost of revenues	$17	$14
Research and development	217	173
Marketing and sales	48	87
General and administrative	114	137
Total	$396	$411

TranSwitch Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$30,779	$34,098
Accounts receivable, net	6,697	6,850
Inventories	2,934	3,069
Prepaid expenses and other current assets	1,280	1,510
Total current assets	41,690	45,527

Property and equipment, net	4,515	5,116
Goodwill	10,075	10,075
Other assets	6,629	6,869
Total assets	$62,909	$67,587
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$7,895	$7,536
Restructuring liabilities	940	844
Obligations under deferred revenue	180	280
Derivative liability	24	—
Total current liabilities	9,039	8,660

Restructuring liabilities – long-term	20,115	20,246
5.45% Convertible Notes due 2010	25,013	25,013
Total liabilities	54,167	53,919
Total stockholders’ equity	8,742	13,668

Total liabilities and stockholders’ equity	$62,909	$67,587